Exhibit 99.1

Voltus, Inc. – The Leading Distributed Energy Resource Software Technology Platform – to Combine with Broadscale Acquisition Corp., Creating the First Public Pure-Play Company in the Industry

●	Voltus is the leading software technology platform monetizing distributed energy resources (DERs) – including demand response, distributed generation (e.g., solar), energy storage, energy efficiency, electric vehicle (EV) batteries, and EV charging infrastructure

●	DERs enable global electricity grids to decentralize, decarbonize, and digitize, delivering less expensive, more reliable, and cleaner power—Voltus is dramatically accelerating DER deployment by maximizing the ROI for DER asset owners in electricity markets

●	Voltus’s over 600 customers include Home Depot, Coca-Cola and Simon Property Group

●	In addition to $345 million of cash held in Broadscale’s trust account (assuming no redemptions), the transaction includes a $100 million PIPE at $10.00 per share, led by Equinor Ventures, Belfer Management, Solanas Capital, and Ev Williams (co-founder of Twitter and Obvious Ventures). Broadscale Acquisition Corp.’s sponsor, Voltus management, and existing Voltus investors, including Activate Capital and Ajax Strategies, also participated in the PIPE

●	Voltus’s financial results are representative of a powerful product-market fit: $42 million of recurring revenue expected in 2021, growing to over $170 million in 2023 and to nearly $520 million in 2025 — supported by a current contracted backlog of approximately $275 million, as well as a current pipeline of approximately $1.3 billion that will grow significantly with the transaction proceeds

●	Voltus intends to use the proceeds from the transaction to accelerate its growth strategy with both existing and new customers, develop further DER technology partner integrations, and rapidly expand globally

●	Following an expected first half 2022 transaction close, the combined company will have an estimated equity value of approximately $1.3 billion and will be listed on the Nasdaq Exchange under the new ticker symbol “VLTS.” All Voltus stockholders will roll 100% of their equity holdings into the new public company

●	Voltus offers investors an opportunity to invest in a proven ESG technology platform that is driving the transition to cleaner, more resilient electricity systems globally

December 1, 2021 7:00 a.m. Eastern Standard Time

SAN FRANCISCO, California and BOSTON, Massachusetts -- (GLOBE NEWSWIRE)—Voltus, Inc. (“Voltus” or “the Company”), the leading Distributed Energy Resource (DER) software technology platform, and Broadscale Acquisition Corp. (“Broadscale”), a publicly traded special purpose acquisition company, announced today a definitive agreement for a business combination that will result in Voltus becoming the first publicly traded pure-play DER software technology company. Upon closing of the transaction, the combined company will be named Voltus Technologies, Inc. and will remain listed on the Nasdaq under the new ticker symbol “VLTS.”

Voltus is a category creator providing the leading software technology platform to orchestrate and monetize distributed energy resources, including demand response, distributed generation (e.g., solar), energy storage, energy efficiency, and EV batteries and EV charging infrastructure – which are the future of our electricity system as it decentralizes, decarbonizes, and digitizes in response to climate change; the need for greater resiliency; and the increased penetration of intermittent renewable power sources.

Voltus leverages its world-class technology team and extensive electricity market expertise to maximize the value of every DER with no upfront cost or risk for its over 600 customers, including Home Depot, Coca-Cola and Simon Property Group. Grid operators pay Voltus to connect DERs to the market and Voltus shares a portion of revenues with its customers as well as with its DER partners, including recently announced partners PowerSecure (a Southern Company subsidiary) and ENTOUCH, a leading energy management company.

Voltus has built a highly capital-efficient software technology business model. Highlights include: approximately 40% gross margins; 100%+ net customer value retention; and an impressive 10:1 ratio of Lifetime Value to Customer Acquisition Cost (“LTV to CAC”). The Company has a clear track record of predictable, rapid, recurring revenue growth in a massive global market supported by macro tailwinds as approximately $3 trillion in global electricity spend transitions to DERs. The Company also enjoys strong visibility into future revenue given an average contract term length of roughly five years. Voltus has approximately $275 million in revenue backlog from contracted megawatts on its platform, as well as a pipeline of $1.3 billion. Voltus expects the pipeline to grow significantly as the company strategically deploys the proceeds expected from this transaction.

The combined company will be led by Gregg Dixon, Chief Executive Officer and Co-founder, Matthew Plante, President and Co-founder, Dana Guernsey, Chief Product Officer, and Neil Lakin, Chief Technology Officer. Voltus’s leadership team has more than 100 years of collective experience in the DER market and has delivered more than 12,000 megawatts (“MWs”) of DERs to market, more than any other team in the industry. Voltus’s Chief Regulatory Officer, Jon Wellinghoff, previously was the longest-serving Chairman of the Federal Energy Regulatory Commission (FERC). The Company has created the only DER technology platform integrated into all nine U.S. and Canadian electricity markets and it offers more than 50 discrete programs to monetize DERs, more than any competitor.

Voltus is a pioneering ESG company that enables the adoption of clean, resilient DERs, which are poised to permanently displace 3.9 gigatons of annual CO2 emissions globally from traditional fossil fuel power plants. The Company is also deeply committed to diversity and inclusion, as evidenced by women comprising 45% of its leadership team and 38% of its board of directors.

The Company processes an estimated 2 million daily transactions that reflect changes in DER market positions, prices, registrations, and asset schedules. It collects approximately 5 million data points per day with real-time, 30-second data intervals that represent one of the largest energy databases in the world.

Management Commentary

Gregg Dixon, Chief Executive Officer of Voltus, commented, “Our partnership with Broadscale will accelerate our mission at a time when the world needs solutions to modernize global electricity grids and solve the increasingly complex and frequent challenges associated with climate change. Our platform orchestrates and monetizes DERs, creating the balancing resource needed to support an increasing reliance on renewable energy sources, a critical prerequisite to effecting the full clean energy transition. We couldn’t be more excited to reach this inflection point through the combined efforts of our team, our customers, and our investors.”

Andrew L. Shapiro, Chairman and Chief Executive Officer of Broadscale, said, “We are excited to partner with Voltus to create the first publicly-traded pure-play DER software technology company. We see Voltus as an exceptional investment opportunity because it is a capital-efficient business with world-class customers, recurring revenues, extensive contracted backlog and pipeline, attractive margins, and a highly scalable model. As an ESG category creator, Voltus fits perfectly with Broadscale’s mission of Disruption for Good. Voltus’s team and track record are extraordinary and we look forward to working closely together to create value for investors and a cleaner, more resilient electricity system for all.”

Voltus Investment Highlights

●	Enormous total addressable market (TAM) and expansive, global macro tailwinds

○	$120 billion global TAM by 2030

○	DERs such as solar and batteries are growing rapidly, aided by decreasing costs, increasing returns, supportive regulatory policy, and coordinated efforts to decarbonize the world

●	DER technology category creator

○	Over 600 customers

○	Only platform in all 9 power markets in the US and Canada

○	Participation in more than 50 DER programs, significantly more than nearest competitor

●	Proven team leading with technology and market expertise

○	More than 12,000 MWs of DERs brought to market—more than any other leadership team

○	Opened markets internationally, including Australia, Korea and the UK

●	Growth underpinned by existing commercial contracts

○	The current contracted backlog and pipeline provide significant support to the near-term financial forecasts, even before the acceleration expected from this transaction

●	Compelling financial profile

○	Robust margins and recurring revenue, an established go-to-market record with some of the world’s largest electricity consumers, and impressive LTV to CAC ratio

●	Transaction with Broadscale to drive even further industry leadership

○	Confidence in rapid scaling as a result of management’s success in already generating exceptional, capital-efficient growth as a private company

●	Pure-play ESG investment

○	Voltus is facilitating and accelerating the adoption of DERs that are the key to unlocking a more sustainable and resilient electricity ecosystem

Transaction Overview

The business combination values the combined company at a $1.3 billion pro forma equity value, at a price of $10.00 per share and assuming no redemptions by Broadscale stockholders. The transaction will provide $445 million of gross proceeds to the company, assuming no redemptions, including a $100 million PIPE offering at $10.00 per share. The PIPE is led by Equinor Ventures, Belfer Management, Solanas Capital, Ev Williams (cofounder of Twitter and Obvious Ventures). Broadscale Acquisition Corp.’s sponsor, Voltus management, and existing Voltus investors, including Activate Capital and Ajax Strategies, also participated in the PIPE. All Voltus stockholders will roll 100% of their equity holdings into the new combined company.

The Boards of Directors of each of Voltus and Broadscale have unanimously approved the transaction. The transaction will require the approval of the stockholders of both Voltus and Broadscale, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is currently expected to close in the first half of 2022. Dan Leff, Senior Operating Partner at Broadscale and Broadscale Group, will join the combined company’s Board of Directors. Dan has four decades of experience as a business leader, investor, board member, and advisor in energy and industry globally, with a focus over the last decade on technology and software companies driving the energy transition.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Broadscale with the Securities and Exchange Commission (“SEC”) and will be available on the Voltus investor relations page at www.Voltus.co/investors and at www.sec.gov.

Advisors

Moelis & Company LLC is serving as financial advisor to Broadscale. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Broadscale. Morgan Stanley & Co. LLC and Nomura Greentech are serving as financial advisors to Voltus, and Latham & Watkins LLP is serving as legal counsel to Voltus. Morgan Stanley & Co. LLC, Moelis & Company LLC, and Nomura Securities International, Inc. are serving as co-placement agents to Broadscale on the PIPE offering made to qualified institutional buyers and institutional accredited investors. Morgan Stanley & Co. LLC previously acted as sole book-running manager for Broadscale’s IPO.

Investor Conference Call Information

Broadscale and Voltus will host a joint investor conference call at 8:00 AM EST today, December 1st, 2021, to discuss the proposed transaction. To listen to the prepared remarks via telephone dial 1-877-425-9470 (U.S.) and 1-201-389-0878 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), PIN: 13725413 through December 15, 2021 at 11:59 PM ET. A transcript of this conference call can also be found on Voltus’s Investor page and will be filed by Broadscale with the SEC, which will be available on the SEC’s website at www.sec.gov. Additionally, Broadscale will file the investor presentation with the SEC as an exhibit to a Current Report on Form 8-K, which will be available on the SEC’s website at www.sec.gov.

About Voltus

Voltus is the leading software technology platform connecting distributed energy resources to electricity markets, delivering less expensive, more reliable, and more sustainable electricity. Our commercial and industrial customers and DER partners generate cash by allowing Voltus to maximize the value of their flexible load, distributed generation, energy storage, energy efficiency, and electric vehicle resources in these markets. To learn more, visit www.voltus.co.

About Broadscale Acquisition Corp.

Broadscale Acquisition Corp. is a blank check company sponsored by a joint venture between Broadscale Group (led by Andrew L. Shapiro) and HEPCO Capital Management, LLC (led by Jonathan Z. Cohen and Edward E. Cohen) that was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company has focused its search for a business combination target on opportunities that align with its mission of “Disruption for Good”-- that is, the transformation of traditional industries in positive ways that generate tangible improvements to the well-being of the global population. To learn more, visit www.broadscalespac.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including certain financial forecasts and projections. All statements other than statements of historical fact contained in this press release, including statements as to future results of operations and financial position, revenue and other metrics planned products and services, business strategy and plans, objectives of management for future operations of Voltus, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Broadscale and its management, and Voltus and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to: 1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement with respect to the business combination; 2) the outcome of any legal proceedings that may be instituted against Voltus, Broadscale, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; 3) the inability to complete the business combination due to the failure to obtain approval of the stockholders of Broadscale or Voltus, or to satisfy other conditions to closing the business combination; 4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; 5) the ability to meet Nasdaq's listing standards following the consummation of the business combination; 6) the risk that the business combination disrupts current plans and operations of Voltus as a result of the announcement and consummation of the business combination; 7) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; 8) costs related to the business combination; 9) changes in applicable laws or regulations; 10) the possibility that Voltus or the combined company may be adversely affected by other economic, business and/or competitive factors; 11) Voltus’s estimates of its financial performance; 12) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Broadscale’s securities; 13) the risk that the transaction may not be completed by Broadscale’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Broadscale; 14) the impact of the novel coronavirus disease pandemic, including any mutations or variants thereof, and its effect on business and financial conditions; 15) inability to complete the PIPE investment in connection with the business combination; and 16) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Broadscale’s Form S-1 (File Nos. 333-252449 and 333-253016), Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Broadscale, referred to as a proxy statement/prospectus and other documents filed by Broadscale from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Broadscale nor Voltus gives any assurance that either Broadscale or Voltus or the combined company will achieve its expected results. Neither Broadscale nor Voltus undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Use of Projections

This press release may contain financial forecasts of Voltus. Neither Voltus’s independent auditors, nor the independent registered public accounting firm of Broadscale, audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this press release. These projections should not be relied upon as being necessarily indicative of future results. The projected financial information contained in this press release constitutes forward-looking information. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the projected financial information contained in this press release, and the inclusion of such information in this press release should not be regarded as a representation by any person that the results reflected in such projections will be achieved.

Additional Information and Where to Find It

This press release relates to a proposed transaction between Broadscale and Voltus. Broadscale intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Broadscale, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Broadscale stockholders. Broadscale also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Broadscale are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Broadscale through the website maintained by the SEC at www.sec.gov.

The documents filed by Broadscale with the SEC also may be obtained free of charge at Broadscale’s website at https://www.broadscalespac.com or upon written request to 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PRESS RELEASE, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in the Solicitation

Broadscale and Voltus and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Broadscale’s stockholders in connection with the proposed transactions. Broadscale’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and executive officers of Broadscale listed in Broadscale’s registration statement on Form S-4, which is expected to be filed by Broadscale with the SEC in connection with the business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Broadscale’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus on Form S-4 for the proposed business combination, which is expected to be filed by Broadscale with the SEC in connection with the business combination.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts

Investor Relations Contact – Voltus

Sioban Hickie, ICR, Inc.

Eduardo Royes, ICR, Inc.

Investors@Voltus.co

Media Contact – Voltus

Cory Ziskind, ICR, Inc.

VoltusPR@icrinc.com

Broadscale Acquisition Corp.

John Hanna, Chief Financial Officer/Head of Acquisitions

jhanna@broadscalespac.com